EXHIBIT 99.1
DESCRIPTION OF CERTAIN GOVERNMENTAL AND GAMING REGULATIONS
General
The following description should not be construed as a complete summary of all of the regulatory requirements that we face in connection with our current and contemplated gaming operations.
The ownership and operation of our gaming facilities are subject to pervasive regulation under the laws and regulations of each of the jurisdictions in which we operate. Gaming laws are generally based upon declarations of public policy designed to protect gaming consumers and the viability and integrity of the gaming industry. Gaming laws also may be designed to protect and maximize state and local revenues derived through taxes and licensing fees imposed on gaming industry participants as well as to enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish procedures to ensure that participants in the gaming industry meet certain standards of character and fitness. In addition, gaming laws require gaming industry participants to:
•	Establish procedures designed to prevent cheating and fraudulent practices;

•	Establish and maintain responsible accounting practices and procedures;

•	Maintain effective controls over their financial practices, including establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•	Maintain systems for reliable record keeping;

•	File periodic reports with gaming regulators;

•	Ensure that all contracts and financial transactions are commercially reasonable, reflect fair market value and are arms-length transactions entered into with suitable persons; and

•	Establish programs to promote responsible gaming.
Typically, a state regulatory environment is established by statute and is administered by a regulatory agency with broad discretion to regulate the affairs of owners, managers, and persons with financial interests in gaming operations. Among other things, gaming authorities in the various jurisdictions in which we operate:
•	Adopt rules and regulations under the implementing statutes;

•	Interpret and enforce gaming laws;

•	Impose disciplinary sanctions for violations, including fines and penalties;

•	Review the character and fitness of participants in gaming operations and make determinations regarding their suitability or qualification for licensure;

•	Grant licenses for participation in gaming operations;

•	Collect and review reports and information submitted by participants in gaming operations;

•	Review and approve transactions, such as acquisitions or change-of-control transactions of gaming industry participants, securities offerings and debt transactions engaged in by such participants; and

•	Establish and collect fees and taxes.
Any change in the laws or regulations of a gaming jurisdiction could have a material adverse effect on our gaming operations.
Licensing, Suitability Determinations and Findings of Qualification
Gaming laws require us, each of our subsidiaries engaged in gaming operations, certain of our subsidiaries which are holding companies or intermediaries, directors, officers and employees, and in some cases, certain of our shareholders and holders of our debt securities, to obtain licenses or other approvals from gaming authorities. Licenses typically require a determination that the applicant qualifies or is suitable to hold the license. Gaming authorities have very broad discretion in determining whether an applicant qualifies for licensing or should be deemed suitable or otherwise qualified.

Criteria used in determining whether to grant a license to conduct gaming operations, while varying between jurisdictions, generally include consideration of factors such as:
•	The financial stability, integrity and responsibility of the applicant, including whether the operation is adequately capitalized in the state and exhibits the ability to maintain adequate insurance levels;

•	The quality of the applicant’s casino facilities;

•	The amount of revenue to be derived by the applicable state from the operation of the applicant’s casino;

•	The applicant’s practices with respect to minority hiring and training; and

•	The effect on competition and general impact on the community.
In evaluating individual applicants, gaming authorities consider the individual’s business and casino experience and reputation for good character, honesty and integrity, the individual’s criminal history and the character of those with whom the individual associates.
Many gaming jurisdictions limit the number of licenses granted to operate casinos within the state, and some states limit the number of licenses granted to any one gaming operator. Licenses under gaming laws are generally not transferable. Licenses in most of the jurisdictions in which we conduct gaming operations are granted for limited durations and require renewal from time to time. The failure to renew any of our licenses could have a material adverse effect on our gaming operations.
In addition to us and our direct and indirect subsidiaries engaged in gaming operations, gaming authorities may investigate any individual who has a material relationship to or material involvement with, any of these entities to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Our officers, directors and certain key employees must file applications with the gaming authorities and may be required to be licensed, qualify or be found suitable in many jurisdictions. Gaming authorities may deny an application for licensing for any cause which they deem reasonable. Qualification and suitability determinations require submission of detailed personal and financial information followed by a thorough investigation. The applicant must pay all the costs of the investigation. Changes in licensed positions must be reported to gaming authorities and in addition to their authority to deny an application for licensure, qualification or a finding of suitability, gaming authorities have jurisdiction to disapprove a change in a corporate position.
If one or more gaming authorities were to find that an officer, director or key employee fails to qualify or is unsuitable for licensing or unsuitable to continue having a relationship with us, we would be required to sever all relationships with such person. In addition, gaming authorities may require us to terminate the employment of any person who refuses to file appropriate applications.
Moreover, in many jurisdictions, certain of our stockholders or holders of our debt securities may be required to undergo a suitability investigation similar to that described above. Many jurisdictions require any person who acquires beneficial ownership of more than a certain percentage of our voting securities (although certain jurisdictions, including Louisiana, do not make a distinction between voting and non-voting securities), typically 5%, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability. Most gaming authorities, however, allow an “institutional investor” to apply for a waiver. In such jurisdictions, an “institutional investor” is generally defined as an investor acquiring and holding voting securities (or non-voting securities in jurisdictions that do not make a distinction between voting and non-voting securities) in the ordinary course of business as an institutional investor, and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, bylaws, management, policies or operations, or those of any of our gaming affiliates, or the taking of any other action which gaming authorities find to be inconsistent with holding our voting securities (or non-voting securities in jurisdictions that do not make a distinction between voting and non-voting securities) for investment purposes only. Even if a waiver is granted, an institutional investor generally may not take any action inconsistent with its status when the waiver was granted without once again becoming subject to the foregoing reporting and application obligations.
The definition of an “institutional investor” varies from jurisdiction to jurisdiction and some jurisdictions, including Louisiana, Mississippi and Indiana, also require an institutional investor to certify to, among other things, its intent and purpose in acquiring and holding an issuer’s securities. In Nevada, an investor which acquires beneficial ownership of more than 10%, but not more than 15%, of our voting securities may apply to the Nevada Gaming Commission for a waiver of a finding of suitability if the institutional investor holds our voting securities for investment purposes only, and under certain circumstances, such an investor that has obtained a waiver can hold up to 19% of our voting securities for a limited period of time and maintain the waiver. Further, in the past, the NJ Commission has waived the New Jersey qualification requirement for holders of less than 15% of a series of publicly-traded mortgage bonds so long as the bonds remained widely distributed and freely traded in the public market and the holder had no ability to control the casino licensee; there can be no assurance, however, that the NJ Commission will grant such waiver. In any event, an institutional investor may be required to produce for gaming authorities or the Antitrust Division of the United States Department of Justice, upon request, any document or information which bears any relation to such debt or equity securities.

Generally, any person who fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised it is required by gaming authorities may be denied a license or found unsuitable or unqualified, as applicable. Any stockholder found unsuitable or unqualified or denied a license and who holds, directly or indirectly, any beneficial ownership of our voting securities (or non-voting securities in jurisdictions that do not make a distinction between voting and non-voting securities) beyond such period of time as may be prescribed by the applicable gaming authorities may be guilty of a criminal offense. Furthermore, we may be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or any of our subsidiaries, we: (i) pay that person any dividend or interest upon our voting securities (or non-voting securities in jurisdictions that do not make a distinction between voting and non-voting securities); (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person; (iii) pay remuneration in any form to that person for services rendered or otherwise; or (iv) fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities (or non-voting securities in jurisdictions that do not make a distinction between voting and non-voting securities) for cash at fair market value. In the event that certain disqualified holders fail to divest themselves of such securities, certain gaming authorities have the power to revoke or suspend the casino license or licenses related to the regulated company which issued the securities.
On December 12, 2007, the NJ Commission denied Tropicana Entertainment’s application for plenary authorization as a casino holding company and declined to renew the existing license of Adamar, which is an indirect subsidiary of Tropicana Entertainment and a guarantor of the Notes and the Senior Credit Facility. See “Item 1. Business — Recent Developments — New Jersey Regulatory Determinations and the Contemplated Sale of the Tropicana Atlantic City.”
On July 1, 2008, the Superior Court of New Jersey, Appellate Division, denied our appeal seeking a reversal of the NJ Commission’s December 12, 2007 decision. On July 8, we filed notice of our intent to seek further review by the New Jersey Supreme Court. See “Item 3. Legal Proceedings — Appeal of New Jersey Casino Control Commission License Refusal.”
As a result of the NJ Commission’s denial of Tropicana Entertainment’s application for plenary authorization as a casino holding company and the refusal to renew the existing license of Adamar, Nevada gaming authorities are investigating the Company and Mr. William Yung. We cannot predict at this time what impact the Nevada gaming authorities’ investigation will have on the Company.
The gaming jurisdictions in which we operate also require that suppliers of certain goods and services to gaming industry participants be licensed and require us to purchase and lease gaming equipment, supplies and services only from licensed or approved suppliers.
Violations of Gaming Laws
The Nevada Gaming Commission, the New Jersey Casino Control Commission, the Mississippi Gaming Commission, the Louisiana Gaming Control Board and the Indiana Gaming Commission may also, among other things, limit, condition, suspend or revoke a gaming license or approval to own the stock or joint venture interests of any of our operations in such licensing authority’s jurisdiction for any cause deemed reasonable by such licensing authority. In addition, if we or our subsidiaries violate applicable gaming laws, our gaming licenses could be limited, conditioned, suspended or revoked by gaming authorities, and we and any other persons involved could be subject to substantial fines. Further, a supervisor or conservator can be appointed by gaming authorities to operate our gaming properties, or in some jurisdictions, take title to our gaming assets in the jurisdiction, and under certain circumstances, earnings generated during such appointment could be forfeited to the applicable state or states. Furthermore, violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions. As a result, violations by us of applicable gaming laws could have a material adverse effect on our gaming operations.
Some gaming jurisdictions prohibit certain types of political activity by a gaming licensee, its officers, directors and key people. A violation of such a prohibition may subject the offender to criminal and/or disciplinary action.
Reporting and Record-keeping Requirements
We are required periodically to submit detailed financial and operating reports and furnish any other information about us and our subsidiaries which gaming authorities may require. Under federal law, we are required to record and submit detailed reports of currency transactions involving greater than $10,000 at our casinos as well as any suspicious activity that may occur at such facilities. We are required to maintain a current stock ledger which may be examined by gaming authorities at any time. Indiana requires us to submit quarterly reports setting forth those persons who hold a 1% interest in the gaming license. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to gaming authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. Gaming authorities may require certificates for our securities to bear a legend indicating that the securities are subject to specified gaming laws.
Review and Approval of Transactions
Substantially all material loans, leases, sales of securities and similar financing transactions by us and our subsidiaries must be reported to and in some cases approved by gaming authorities. Neither we nor any of our subsidiaries may make a public offering of securities without the prior approval of certain gaming authorities. Changes in control through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or otherwise are subject to receipt of prior approval of gaming authorities. Entities seeking to acquire control of us or one of our subsidiaries must satisfy gaming authorities with respect to a variety of stringent standards prior to assuming control. Gaming authorities may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed or qualified as part of the approval process relating to the transaction.
Because of regulatory restrictions, our ability to grant a security interest in any of our gaming assets is limited and subject to receipt of prior approval by gaming authorities. For example, Louisiana prohibits the transfer of a Gaming License and the granting of a security interest in the same. We are subject to extensive additional prior approval requirements relating to certain borrowings and security interests in all jurisdictions in which we operate, including, but not limited to, Louisiana.

License Fees and Gaming Taxes
We pay substantial license fees and taxes in many jurisdictions, including some of the counties and cities in which our operations are conducted, in connection with our casino gaming operations, computed in various ways depending on the type of gaming or activity involved. Depending upon the particular fee or tax involved, these fees and taxes are payable with varying frequency. License fees and taxes are based upon such factors as:
•	a percentage of the gross gaming revenues received;

•	the number of gaming devices and table games operated; and

•	franchise fees for riverboat casinos operating on certain waterways; and

•	admission fees for customers boarding our riverboat casinos.
In many jurisdictions, gaming tax rates are graduated such that they increase as gross gaming revenues increase. Furthermore, tax rates are subject to change, sometimes with little notice, and such changes could have a material adverse effect on our gaming operations.
In addition to taxes specifically unique to gaming, we are required to pay all other applicable taxes.
Operational Requirements
In most jurisdictions, we are subject to certain requirements and restrictions on how we must conduct our gaming operations. In many states, we are required to give preference to local suppliers and include minority and women-owned businesses as well as organized labor in construction projects to the maximum extent practicable as well as in general vendor business activity. For example, the Mississippi Gaming Control Act contains a statement of legislative intent that gaming licensees, to the extent practicable, employ residents of Mississippi in the operation of their gaming establishments located in Mississippi. Similarly, we may be required to give employment preference to minorities, women and in-state residents in certain jurisdictions.
Gaming at our properties is conducted by trained and supervised personnel and we employ extensive security and internal controls in our gaming operations. Security checks are made to determine, among other matters, that applicants for key positions have no criminal history or associations. Surveillance department controls include the use of closed circuit television cameras to monitor the casino floor, gaming revenue count teams and other restricted areas. The daily count of our gaming revenue is also observed by NJ Commission representatives.
Some gaming jurisdictions also prohibit a distribution, except to allow for the payment of taxes, if the distribution would impair the financial viability of the gaming operation. Moreover, many jurisdictions require a gaming operation to maintain insurance and post bonds in amounts determined by their gaming authority.
In addition, our ability to conduct certain types of games, introduce new games or move existing games within our facilities may be restricted or subject to regulatory review and approval. Some of our operations are subject to restrictions on the number of gaming positions we may have and the maximum wagers allowed to be placed by our customers.
In New Jersey, each casino hotel must have a minimum of 500 hotel rooms and the allowable casino square footage increases as the number of hotel rooms increases, up to a prescribed maximum. In Mississippi, we are required to have a parking facility at each casino property that can accommodate at least 500 vehicles in close proximity to each casino complex and supporting infrastructure with a value equal to at least twenty-five percent of the cost of developing or acquiring the casino. Since the date on which we last developed a gaming property in Mississippi, this requirement has been made more demanding for any new casinos developed in Mississippi.
In certain jurisdictions, including New Jersey, the extension of credit to our gaming patrons is subject to restrictions and regulations, which set forth detailed procedures we must follow in granting credit to our patrons and in recording counterchecks we accept from them in order for any resulting gaming debts to be enforceable in the courts of the applicable jurisdiction. Regardless of such compliance, however, gaming debts may be unenforceable and uncollectible in certain foreign countries.
Neither we nor our Mississippi casino licensees may engage in gaming activities in Mississippi while we, our Mississippi casino licensees and/or persons found suitable to be associated with the gaming license of our Mississippi casino licensees conduct gaming operations outside of the United States without approval of the Mississippi Gaming Commission. The Mississippi Gaming Commission may require that it have access to information concerning our, and our affiliates’, foreign gaming operations. We have received a waiver of foreign gaming approval from the Mississippi Gaming Commission for the conduct of active or planned gaming operations in St. Maarten, and may be required to obtain the approval or a waiver of such approval from the Mississippi Gaming Commission before engaging in any additional future gaming operations outside of the United States.

In addition, in Mississippi, both the local authorities and the Alcoholic Beverage Control Division of the Mississippi State Tax Commission license, control and regulate the sale of alcoholic beverages by our Mississippi gaming operations. The Lighthouse Point Casino, the Vicksburg Horizon and the Jubilee Casino are in areas designated as special resort areas, which allow those casinos to serve alcoholic beverages on a 24-hour basis. The Alcoholic Beverage Control Division requires that the key officers and managers of all gaming licensees, including Greenville Riverboat, CP Vicksburg and JMBS Casino and all owners of more than 5% of their respective equity submit detailed personal, and in some instances financial, information to the Alcoholic Beverage Control Division and be investigated and licensed. All such licenses are non-transferable. The Alcoholic Beverage Control Division must also approve changes in key positions at subject casino properties, and has the full power to limit, make subject to conditions, suspend or revoke any license to serve alcoholic beverages or to place a licensee on probation with or without conditions. The imposition of any such disciplinary action could, and any revocation would, have a material adverse affect upon our Mississippi gaming operations.
Riverboat Casinos
In addition to all other regulations generally applicable to the gaming industry generally, our riverboat casinos are also subject to regulations applicable to vessels operating on navigable waterways, including regulations of the U.S. Coast Guard. These requirements set limits on the operation of the vessel, mandate that it must be operated by a minimum complement of licensed personnel, establish periodic inspections, including the physical inspection of the outside hull, and establish other mechanical and operations rules. In addition, the riverboat casinos may be subject to future U.S. Coast Guard regulations designed to increase homeland security which could affect some of our properties and require significant expenditures to bring such properties into compliance.
On June 7, 2007, the Indiana Gaming Commission adopted the Guide for Alternate Certification of Continuously Moored, Self-Propelled, Riverboat Gaming Vessels in the State of Indiana, which we refer to as the alternative certification program. The alternative certification program permits riverboats to request classification as permanently moored vessels. Any vessel with an existing U.S. Coast Guard certificate of inspection operating as a dockside riverboat casino that so requests will be accepted into the alternative certification program, subject to satisfactory completion of the U.S. Coast Guard procedures for becoming a permanently moored vessel, a satisfactory inspection by the American Bureau of Shipping (“ABS”) and receipt of a Certificate of Compliance from the Indiana Gaming Commission. If a vessel is accepted into the alternative certification program then it is no longer deemed a passenger vessel pursuant to applicable federal law and is no longer required to comply with the U.S. Coast Guard passenger vessel certificate of inspection criteria. Consequently, the vessel must surrender its certificate of inspection and become subject to the requirements of the alternative certification program. With respect to the portion of the vessel below the water line, the alternative certification program requires that the vessel comply with U.S. Coast Guard safety standards regarding hull safety. With respect to the portion of the vessel above the water line, the alternative certification program requires that the vessel comply with the International Building Code. In addition, the alternative certification program requires that the rules and regulations of the Occupational Health and Safety Administration govern the vessel and its crew, including casino personnel.
In addition, on November 13, 2007, the Louisiana Gaming Control Board approved the ABS as an alternative inspector for riverboat casinos in that state. Further, on March 18, 2008, the Louisiana Gaming Control Board approved a letter agreement with ABS pursuant to which ABS shall draft standards applicable to such alternative riverboat casino inspections; however, such standards have not yet been finalized or approved.